Exhibit 99.1

CONTACT:  Robert Manetta
          408-765-7082
          Robert.i.manetta@intel.com

             INTEL ANNOUNCES MANAGEMENT CHANGES

SANTA CLARA, Calif., July 20, 2006 - Intel Corporation today announced that it is making a number of senior management changes focused on improving the company's structure and achieving faster and better decision making. The company also announced that two senior executives will be retiring.

     "As part of the thorough analysis of Intel begun in April, we have examined the focus and structure of our top management level, including our use of 'two-in-a-box' co-managers," said Intel President and CEO Paul
Otellini. "The moves announced today will help us speed decision making and bring new resources to bear in critical areas, while allowing me to spend more time on key strategic issues."

     The management changes include:

     Intel's Sales and Marketing Group will be led by Executive Vice President Sean Maloney, 50, who previously co-managed the company's Mobility Group.
Maloney will also become Intel's chief sales and marketing officer. Donald MacDonald, who was previously vice president and general manager of the Digital Home
Group, will become vice president of Marketing and Brands, reporting to Maloney.

     Senior Vice President David Perlmutter, 53, will continue as general manager of the Mobility Group.
Senior Vice President Anand Chandrasekher, 43, formerly co-general manager of the Sales and Marketing Group, will manage a newly created business unit focused on low power Intel Architecture products and the ultra-mobile PC market. He will report to Perlmutter.

     Eric Kim, 51, senior vice president, who previously co-managed the Sales and Marketing Group, will become general manager of the Digital Home Group.

     William Siu, a 26-year Intel veteran who served as vice president and general manager of the Channel
Platforms Group, and Richard Wirt, who has 25 years of service and is vice president, senior fellow and co-general manager of the Software and Solutions Group, announced their retirements. Both of these executives will remain full time with Intel through the end of the year to best manage their organizations' transitions.
With the impending retirement of Siu, the Channel
Platforms Group will report to Maloney in the Sales and Marketing Group. A general manager for the Channel
Platforms Group will be named at a later date.

     Renee James, vice president and co-general manager of the Software and Solutions Group, will continue to manage the group following Wirt's retirement at the end of the year.

     "I want to express my deep appreciation to Bill
Siu and Richard Wirt for their numerous contributions and dedicated service to Intel over many years," continued Otellini. "We thank them very much and wish them all the best in their retirement."

     The management changes are effective immediately.

     Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live.
Additional information about Intel is available at www.intel.com/pressroom.

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